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                                                                     EXHIBIT 4-C

                                 FIRST AMENDMENT
                                     TO THE
                      AMENDED AND RESTATED RIGHTS AGREEMENT


         This FIRST AMENDMENT (the "Amendment"), dated as of the 17th day of February 2000, amends the Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of January 29, 1999 by and between American Precision Industries Inc., a Delaware corporation (the "Company"), and American Securities Transfer & Trust, Inc., a Colorado corporation (the "Rights Agent"). All terms not otherwise defined herein shall have the meanings given such terms in the Rights Agreement.

         WHEREAS, the Board of Directors of the Company has approved and adopted an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 15, 2000, by and among the Company, Danaher Corporation, a Delaware corporation ("Parent"), and Alpha Acquisition I Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the "Purchaser");

         WHEREAS, the Merger Agreement contemplates certain amendments to the Rights Agreement;

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may, subject to certain limitations, amend any term, definition or other provision of the Rights Agreement without the approval of any holders of Rights Certificates;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent hereby agree as follows:

         1. Amendment.

         a. Section 1(a) of the Rights Agreement is hereby amended by adding the following language before the proviso in the first sentence thereof:

         "or (vi) Danaher Corporation, a Delaware corporation ("Danaher"), or any of its Affiliates or Associates, provided, however, that for purposes of this Agreement, Associates of Danaher or its Affiliates shall not be deemed to beneficially own any shares of Common Stock that are beneficially owned by Danaher or its Affiliates;"



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         b. Section 1(b) of the Rights Agreement is hereby amended by adding the following language at the end of the first sentence thereof:

         ", and provided further, that neither Danaher nor any Associate or Affiliate of Danaher is an Adverse Person for purposes of this Agreement."

         c. Section 1(o) of the Rights Agreement is hereby amended by adding the following language at the end of the first sentence thereof:

         ", and provided further, that a "Triggering Event" shall not include the acquisition or ownership of Common Stock by Danaher or any of its Affiliates or Associates or any of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 15, 2000, by and among the Company, Danaher and Alpha Acquisition I Corp., a Delaware corporation and a wholly-owned subsidiary of Danaher (the "Merger Agreement") ."

         d. Section 7(a) of the Rights Agreement is hereby amended by removing the following parenthetical at the end of the first sentence "(the earlier of (i) and (ii) being herein referred to as the "Expiration Date")" and adding the following language in lieu thereof:

         ", or (iii) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii) and (iii) being herein referred to as the "Expiration Date")."

         e. Section 13(a) of the Rights Agreement is hereby amended by adding the following language to the end of the first parenthetical in the first sentence:

         "or other than pursuant to the Merger Agreement"

         2. Choice of Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

         3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.

         4. Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment will in no way be affected, impaired or invalidated.

         5. Existing Terms. The existing terms and conditions of the Rights Agreement will remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment.


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         6. Effective Date. This Amendment will be effective on the date hereof, provided, however, that if the Merger Agreement is terminated in accordance with its terms, this Amendment will immediately and without any further action by the Company, the Rights Agent or any other Person, be rescinded in full and the Rights Agreement will immediately, and without any further action by the Company, the Rights Agent or any other Person, be reinstated to its terms and conditions as in effect prior to the execution hereof by the Company and the Rights Agent.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer on the day and year first above written.


                               AMERICAN PRECISION INDUSTRIES INC.


                               By: /s/ Kurt Wiedenhaupt
                                  --------------------------------------------
                                  Name:   Kurt Wiedenhaupt
                                  Title:  President and Chief Executive Officer
 Attest:

 By: /s/ James J. Tanous
     -------------------------
     Name:    James J. Tanous
     Title:   Secretary


                               AMERICAN SECURITIES TRANSFER & TRUST, INC.


                               By: /s/ Laura Sisneros
                                  --------------------------------------------
                                   Name: Laura Sisneros
                                   Title: Vice President/Trust Officer

                                   /s/ Steve King
                                  --------------------------------------------
                                   Steve King
                                   Sr. Vice President

Attest:


By: /s/ Jennifer A. Owens
    -------------------------------
    Name: Jennifer A. Owens
    Title: Corporate Trust Officer




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